Altres Group, LLC
                         5616 East 19th Avenue
                           Spokane, WA 99212

Vintendo Corporation
5616 East 19th Avenue
Spokane, WA 99212

     Re:  Lock Up Agreement with Vintendo Corporation

Gentlemen:

     As part of the sale of the shares of Common Stock of Vintendo Corporation (the "Company") to the undersigned (the "Holder"), the Holder hereby represents, warrants, covenants, and agrees, for the benefit of the Company and the holders of record (the "third party beneficiaries") of the Company's outstanding securities, including the Company's Common Stock, $.001 par value (the "Stock") at the date hereof and during the pendency of this letter agreement that the Holder will not transfer, sell, contract to sell, devise, gift, assign, pledge, hypothecate, distribute, or grant any option to purchase or otherwise dispose of, directly or indirectly, its shares of Stock of the Company owned beneficially or otherwise by the Holder except in connection with or following completion of a merger, acquisition, or other transaction by the Company resulting in the Company no longer being classified as a blank check company as defined in Section 7(b)(3) of the Securities Act of 1933, as amended.

     Any attempted sale, transfer, or other disposition in violation of this letter agreement shall be null and void.

     The Holder further agrees that the Company (i) may instruct its transfer agent not to transfer such securities (ii) may provide a copy of this letter agreement to the Company's transfer agent for the purpose of instructing the Company's transfer agent to place a legend on the certificate(s) evidencing the securities subject hereto and disclosing that any transfer, sale, contract for sale, devise, gift, assignment, pledge, or hypothecation of such securities is subject to the terms of this letter agreement and (iii) may issue stop-transfer instructions to its transfer agent for the period contemplated by this letter agreement for such securities.

     This letter agreement shall be binding upon the Holder, its agents, heirs, successors, assigns, and beneficiaries.

     Any waiver by the Company of any of the terms and conditions of this letter agreement in any instance must be in writing and must be duly executed by the Company and the Holder and shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof.

     The Holder agrees that any breach of this letter agreement will cause the Company and the third party beneficiaries irreparable damage for which there is no adequate remedy at law. If there is a breach or threatened breach of this letter agreement by the Holder, the Holder hereby agrees that the Company and the third party beneficiaries shall be entitled to the issuance of an immediate injunction without notice to restrain the breach or threatened breach. The Holder also agrees that the Company and all third party beneficiaries shall be entitled to pursue any other remedies for such a breach or threatened breach, including a claim for money damages.

      Agreed and accepted this 11th day of February, 1999.


          THE HOLDER


          By: /s/Kevin Nichols
              --------------------
              Kevin L. Nichols
              Managing Member, Altres Group, LLC



          By: /s/Jeffrey Nichols
              ---------------------
              Jeffrey A. Nichols
              Member, Altres Group, LLC